Fuel Systems Solutions Reports Third Quarter 2013 Results

Third Quarter Revenue of $97.6 Million Operating Income of $1.6 Million

NEW YORK, N.Y., November 7, 2013 -- Fuel Systems Solutions, Inc. (Nasdaq: FSYS) reported results for its third quarter ended and nine months ended September 30, 2013.

Mariano Costamagna, Fuel Systems’ CEO, said, “Fuel Systems’ third quarter results were solid, with revenue of $97.6 million reflecting an increase in Automotive DOEM sales mostly in the US market and increases in Industrial systems and APU sales compared to last year. Profitability improved nicely on both sides of the business through mix, as well as our focus on driving efficiencies across the organization. We are narrowing our 2013 revenue outlook to the lower end of the range and increasing our new product and market development and cost control efforts as we plan for continued economic and competitive challenges in certain geographies as we move into 2014. We are focusing on our brands and our profitability while being realistic about competition, both on the OEM and the aftermarket sides, while nurturing growth in expanding markets. Fuel Systems expertise, core technologies, global platform, and our investments in technology position us well to serve our addressable market opportunities.”

Third Quarter 2013 Financial Results

Revenue for the third quarter of 2013 was $97.6 million, an increase of $8.0 million or 8.9% compared to $89.6 million in the third quarter of 2012. Automotive revenue increased $6.3 million or 10.3% compared to the prior-year period, primarily due to an increase in DOEM sales, mostly in the US market, while Industrial revenues increased $1.7 million, or 5.9% compared to the prior-year period, primarily as a result of increased demand for systems and kits as well as auxiliary power units in North America, partially offset by lower volumes of heavy duty business in Asia. The impact of foreign exchange on third quarter revenue was insignificant.

Gross profit for the third quarter of 2013 was $22.1 million, or 22.6% of revenue, compared to $18.8 million, or 21.0% of revenue in the third quarter of 2012, primarily reflecting expanded margins in both areas of the business, including stronger profitability in the US DOEM Automotive business and lower warranty costs in Industrial. Included in Cost of Revenue was a $1.7 million loss relating to the purchase of an additional 45% equity interest of Fuel Systems’ joint venture in India. Operating income for the third quarter of 2013 totaled $1.6 million, or 1.7% of revenue, compared to operating income of $0.2 million, or 0.2% of revenue in the third quarter of 2012. Excluding the abovementioned loss on the equity purchase, operating income was $3.3 million, or 3.4% of revenue, reflecting higher gross margin in the quarter, partially offset by an operating expense increase relating to bad debt expenses and outside service costs.

EBITDA for the third quarter of 2013 was $5.3 million, or 5.5% of revenue, compared to $5.3 million, or 5.9% of revenue in the third quarter of 2012, primarily reflecting the abovementioned revenue and cost variances. EBITDA is a non-GAAP measure. See “Non-GAAP Measures” below for a discussion of this metric.

The tax rate for the third quarter of 2013 was 47% compared to 152% in the prior year quarter. The high income tax rate is primarily a result of the fluctuation of earnings in various jurisdictions and losses incurred in the US and certain foreign jurisdictions for which no tax benefits have been recorded. The Company expects its effective tax rate for 2013 to be approximately 60% resulting from the current mix of business by tax jurisdiction.

Net income for the third quarter of 2013 was $1.0 million, or $0.05 per diluted share, compared to a net loss of $0.6 million or $(0.03) per diluted share loss for the third quarter of 2012.

FSS Automotive Operations

FSS Automotive third quarter 2013 revenue was $67.5 million, compared to $61.2 million from the same quarter a year ago. The impact of foreign exchange on FSS Automotive was a positive $0.9 million; in constant currency, third quarter FSS Automotive revenue increased 10.3% from the prior-year period, reflecting the abovementioned growth in the US DOEM market. FSS Automotive third quarter 2013 operating income was $0.8 million compared to operating income of

$0.6 million in the same period a year ago. FSS Automotive third quarter 2013 EBITDA was $3.4 million, compared to $4.2 million in the same period a year ago.

FSS Industrial Operations

FSS Industrial third quarter 2013 revenue was $30.1 million compared to $28.4 million from the same quarter a year ago. The impact of foreign exchange on FSS Industrial was a negative $0.8 million; in constant currency, third quarter FSS Industrial revenue increased 5.9% from the prior year, reflecting the abovementioned increased sales of kits and components and APUs. FSS Industrial third quarter 2013 operating income was $2.4 million compared to operating income of $1.0 million in the same period a year ago. FSS Industrial third quarter 2013 EBITDA was $3.4 million, compared to $2.4 million in the same period a year ago.

Nine Months Ended September 30, 2013 Financial Results

Total revenue for the first nine months of 2013 was $307.3 million compared to $295.9 million for the first nine months of 2012. Net income for the first nine months of 2013 was $2.9 million, or $0.14 per diluted share, compared to $5.3 million, or $0.27 per diluted share, for the first nine months of 2012. EBITDA for the first nine months of 2013 was $17.0 million compared to $21.4 million for the first nine months of 2012.

Total FSS Automotive revenue for the first nine months of 2013 was $212.1 million compared to $203.1 million for the same period a year ago. Automotive operating income was $3.9 million for the first nine months of 2013 compared to $4.4 million for the first nine months of 2012. FSS Automotive EBITDA for the first nine months of 2013 was $11.8 million compared to $15.1 million for the first nine months of 2012.

Total FSS Industrial revenue for the first nine months of 2013 was $95.2 million compared to $92.8 million for the same period a year ago. Industrial operating income was $8.5 million for the first nine months of 2013 compared to $7.9 million for the first nine months of 2012. FSS Industrial EBITDA for the first nine months of 2013 was $9.8 million compared to $11.0 million for the first nine months of 2012.

Company Outlook

The Company is narrowing its 2013 revenue outlook toward the lower end of the previous range of $400 to $420 million. The outlook for 2013 gross margin of 21% to 23% and for 2013 operating margin of 2% to 4% are reaffirmed. This updated outlook is based upon the following expectations:

·	Automotive operations – slower global transportation market given increasingly aggressive competition and the difficult economies in developing countries and Europe and the timing of certain major projects and initiatives in the fourth quarter of 2013 and into the future. The slower markets will be partially offset by contributions from DOEM programs, particularly in the US, combined with additional contributions from Asia and Latin American automotive markets.

·	Industrial operations – growth in the APU market; slight growth in stationery equipment and mobile industrial markets overall with a mix of stable and weaker geographies.

·	A comparable margin performance in 2013 relative to 2012 as the Company focuses on achieving greater operational efficiencies given some margin compression expected from an increasingly competitive environment; continued selected investments in key leading edge technologies.

In addition, certain OEM/DOEM programs will conclude in the late 2013 and early 2014 time frame and have not been renewed because of the automakers’ decisions, partly influenced by economic conditions, to either in-source systems or source from local suppliers. Fuel Systems expects that new programs will partly defray the loss of this revenue. The Company is now performing its 2014 budgeting process and sales and marketing plans, and will disclose expected impacts as well as greater detail on future initiatives when it offers its 2014 outlook as part of fourth quarter 2013 reporting.

Non-GAAP Measures

To provide investors and others with additional information regarding Fuel Systems’ results, in addition to the results presented in accordance with generally accepted accounting principles, or GAAP, in this press release, Fuel Systems presents EBITDA, which is a non-GAAP measure. A reconciliation of this non-GAAP measure to the closest GAAP financial measure is presented in the financial tables below under the heading “Non-GAAP FINANCIAL MEASURE RECONCILIATION.” EBITDA is determined by adding the following items to Net Income, the closest GAAP financial measure: Depreciation & Amortization; Interest income, net; and Benefit (Provision) for Income Taxes. Fuel Systems’ management believes this non-GAAP financial measure offers additional insight into the Company’s ongoing business in a manner that allows for meaningful period-to-period comparisons and analysis of trends in the business, as it excludes certain non-cash items. This non-GAAP financial measure also can provide useful information to investors and others in understanding and evaluating Fuel Systems’ operating results and future prospects when comparing financial results across accounting periods and to those of peer companies. Fuel Systems may not define this non-GAAP financial measure in a manner similar to other companies.

Conference Call

The Company will host a conference call today, November 7th at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time to discuss its third quarter 2013 financial results and other matters. To listen to the call live, please dial 877-356-8063 at least 10 minutes before the start of the conference. International participants may dial 706-679-2544. The conference ID will be 87605834. The call will be webcast and can be accessed from the “Investor Relations” section of the Company’s website at www.fuelsystemssolutions.com. A telephone replay will be available until midnight Eastern Time on

November 12th by dialing 855-859-2056 or 404-537-3406 and entering pass code 87605834. A replay will also be available at the web address above for 90 days.

Forward-Looking Statements

This press release contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, expressed or implied statements concerning the Company's outlook for 2013, as well as its position in the market place, the success of its products and its effective tax rate for the year. Such statements represent only our opinions and predictions. The Company's actual results may differ materially. Factors that may cause the Company's results to differ include, but are not limited to, a further slowing of economic activity; our ability to maintain customer program relationships; our ability to reduce our cost structure and expenses as anticipated; the unpredictable nature of the developing alternative fuel US automotive market; customer dissatisfaction with the Company’s products or services; the inability of the Company to deliver its products on schedule; the availability of gaseous fueling infrastructure in our markets globally; the price differential between alternative gaseous fuels and gasoline; economic uncertainties caused by political instability in certain of the local markets we do business in; the growth of non-gaseous alternative fuel products and other new technologies; currency rate fluctuations and devaluations; our ability to realign costs with current market conditions; unanticipated litigations; differences in the tax policies of each country from which the Company derives income that would impact our effective tax rate; potential changes in tax policies and government incentives and their effect on the economic benefits of our products to consumers; the continued weakness in financial and credit markets and the economy; and the repeal or implementation of government regulations relating to reducing vehicle emissions. Readers also should consider the risk factors set forth in the Company's reports filed with the Securities and Exchange Commission, including, but not limited to, those contained in the "Risk Factors" section of the Company's Annual Report on Form 10-K, for the year ended December 31, 2012. The Company does not undertake to update or revise any of its forward-looking statements.

About Fuel Systems Solutions

Fuel Systems Solutions (Nasdaq: FSYS) is a leading designer, manufacturer and supplier of proven, cost-effective alternative fuel components and systems for use in transportation and industrial applications. Fuel Systems’ components and systems control the pressure and flow of gaseous alternative fuels, such as propane and natural gas, used in internal combustion engines. These components and systems feature the Company’s advanced fuel system technologies, which improve efficiency, enhance power output and reduce emissions by electronically sensing and regulating the proper proportion of fuel and air required by the internal combustion engine. In addition to the components and systems, the Company provides engineering and systems integration services to address unique customer requirements for performance, durability and configuration. Additional information is available at www.fuelsystemssolutions.com.

Company Contact:

Pietro Bersani, Chief Financial Officer Fuel Systems Solutions, Inc.

(646) 502-7170

Investor Relations Contacts: LHA Carolyn M. Capaccio ccapaccio@lhai.com Cathy Mattison cmattison@lhai.com (415) 433-3777

– Tables Follow –

FUEL SYSTEMS SOLUTIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)
	September 30,	December 31,
	2013	2012

ASSETS
Current assets:
Cash and cash equivalents	$ 74,100	$ 75,675
Accounts receivable, less allowance for doubtful accounts of $4,651 and $4,349 at September 30,
2013 and December 31, 2012, respectively	65,634	75,191
Inventories	105,987	104,056
Deferred tax assets, net	8,905	7,999
Other current assets	17,919	14,815
Related party receivables	4,654	5,205

Total current assets	277,199	282,941
Equipment and leasehold improvements, net	56,671	59,368
Goodwill, net	48,926	49,218
Deferred tax assets, net	4,670	5,008
Intangible assets, net	12,643	15,186
Other assets	1,248	861
Long-term investments	13,124	7,236

Total Assets	$ 414,481	$ 419,818

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$ 38,338	$ 42,483
Accrued expenses	42,346	42,156
Income taxes payable	274	2,804
Current portion of term loans and debt	230	308
Deferred tax liabilities, net	173	305
Related party payables	2,238	4,100

Total current liabilities	83,599	92,156
Term and other loans	291	713
Other liabilities	8,127	8,354
Deferred tax liabilities	1,498	1,548

Total Liabilities	93,515	102,771

Equity:
Preferred stock, $0.001 par value, authorized 1,000,000 shares; none issued and outstanding at
September 30, 2013 and December 31, 2012	—	—
Common stock, $0.001 par value, authorized 200,000,000 shares; 20,103,365 issued and 20,095,366 outstanding at September 30, 2013; and 20,061,887 issued and 20,039,020 outstanding at
December 31, 2012	20	20
Additional paid-in capital	320,259	319,667
Shares held in treasury, 7,999 shares at September 30, 2013 and December 31, 2012	(294)	(305)
Retained earnings (accumulated deficit)	2,612	(275)
Accumulated other comprehensive loss	(1,815)	(2,060)

Total Fuel Systems Solutions, Inc. Equity	320,782	317,047
Non-controlling interests	184	—

Total Equity	320,966	317,047

Total Liabilities and Equity	$ 414,481	$ 419,818

	FUEL SYSTEMS SOLUTIONS, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
	(In thousands, except share and per share data)
	(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2013	2012	2013	2012

Revenue	$97,573	$89,561	$307,268	$295,902
Cost of revenue	75,506	70,728	237,764	225,400

Gross profit	22,067	18,833	69,504	70,502
Operating expenses:
Research and development expense	6,889	6,772	20,682	21,935
Selling, general and administrative expense	13,554	11,842	41,240	41,076

Total operating expenses	20,443	18,614	61,922	63,011

Operating income	1,624	219	7,582	7,491
Other income (expense), net	346	863	(898)	1,013
Interest (expense) income, net	(7)	109	36	200

Income from operations before income taxes and
non-controlling interest	1,963	1,191	6,720	8,704
Income tax expense	(918)	(1,809)	(3,820)	(3,376)

Net income (loss)	1,045	(618)	2,900	5,328

Less: Net income attributable to non-controlling
interest	(13)	—	(13)	—

Net income (loss) attributable to Fuel Systems
Solutions, Inc.	1,032	(618)	$2,887	$5,328

Net income (loss) per share attributable to Fuel
Systems Solutions, Inc:
Basic	$0.05	$(0.03)	$0.14	$0.27

Diluted	$0.05	$(0.03)	$0.14	$0.27

Number of shares used in per share calculation:
Basic	20,082,143	20,023,509	20,065,906	20,019,218

Diluted	20,113,272	20,023,509	20,083,852	20,056,224

FUEL SYSTEMS SOLUTIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands) (Unaudited)
	Nine Months Ended
	September 30,
	2013	2012

Cash flows from operating activities:
Net income	$2,900	$5,328
Less: Net income attributable to the non-controlling interest	(13)	0

Net income attributable to Fuel Systems Solutions, Inc.	2,887	5,328

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and other amortization	8,105	7,830
Amortization of intangibles arising from acquisitions	2,233	5,042
Provision for doubtful accounts	634	483
Provision for related party loan receivable	—	828
Write down of inventory	2,093	2,078
Loss on acquisition	1,687	—
Other non-cash items	(234)	—
Deferred income taxes	(890)	(6,749)
Unrealized loss (gain) on foreign exchange transactions	2,010	(258)
Compensation expense related to equity awards	277	936
(Gain) loss on disposal of equipment and other assets	(359)	726
Reduction of contingent consideration	(406)	—
Changes in assets and liabilities, net of acquisitions:
Decrease (increase) in accounts receivable	9,690	(9,761)
Increase in inventories	(6,178)	(11,614)
(Increase) decrease in other current assets	(2,664)	2,652
(Increase) decrease in other assets	(599)	160
Decrease in accounts payable	(3,813)	(8,458)
(Decrease) increase in income taxes payable	(2,499)	957
Increase in accrued expenses	182	9,037
Decrease in long-term liabilities	(305)	(115)
Receivables from/payables to related party, net	(2,006)	3,300

Net cash provided by operating activities	9,845	2,402

Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(5,816)	(11,295)
Purchase of investments	(12,626)	(18,277)
Sale of investments	6,753	—
Acquisition, net of cash acquired	(841)	(5,700)
Amount in restricted cash for acquisition of non-controlling interest	—	2,820
Other	226	253

Net cash used in investing activities	(12,304)	(32,199)

Cash flows from financing activities:
Decrease in callable revolving lines of credit, net	—	(2,438)
Payments on term loans and other loans	(485)	(6,867)
Acquisition of non-controlling interest	—	(2,820)
Other	327	18

Net cash used in financing activities	(158)	(12,107)

Net decrease in cash and cash equivalents	(2,617)	(41,904)
Effect of exchange rate changes on cash	1,042	(201)

Net decrease in cash and cash equivalents	(1,575)	(42,105)
Cash and cash equivalents at beginning of period	75,675	96,740

Cash and cash equivalents at end of period	$74,100	$54,635

	FUEL SYSTEMS SOLUTIONS, INC.
	OPERATING SEGMENT INFORMATION
	(In thousands) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2013	2012	2013	2012

Revenue:
FSS Industrial	$30,088	$28,403	$95,167	$92,800
FSS Automotive	67,485	61,158	212,101	203,102

Total	$97,573	$89,561	$307,268	$295,902

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2013	2012	2013	2012

Operating Income (Loss):
FSS Industrial	$2,350	$989	$8,464	$7,875
FSS Automotive	796	557	3,850	4,358
Corporate Expenses (1)	(1,522)	(1,327)	(4,732)	(4,742)

Total	$1,624	$219	$7,582	$7,491

(1) Represents corporate expense not allocated to either of the business segments.

FUEL SYSTEMS SOLUTIONS, INC.

NON-GAAP FINANCIAL MEASURE RECONCILIATION (In thousands) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

Segment EBITDA:	2013	2012	2013	2012

FSS Industrial	$3,432	$2,398	$9,841	$10,962
FSS Automotive	3,363	4,221	11,848	15,126
Corporate and Other	(1,468)	(1,347)	(4,667)	(4,712)

Total EBITDA (Non-GAAP)	$5,327	$5,272	$17,022	$21,376

Reconciliation:

Net income attributable to non-controlling interest	(13)	—	(13)	—
Interest (expense) income, net	(7)	109	36	200
Provision for income taxes	(918)	(1,809)	(3,820)	(3,376)
Depreciation & Amortization	(3,357)	(4,190)	(10,338)	(12,872)

Net income (loss) attributable to Fuel Systems Solutions, Inc.	$1,032	$(618)	$2,887	$5,328